ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT ("Agreement"), is made and entered into as of the 9th day of November, 2000 (the "Effective Date") by and between (i) Cypost Corporation, a Delaware corporation ("Buyer"); (ii) Internet Arena, Inc., an Oregon corporation ("Seller"); and (iii) David Neff, Jerrold Lively, John B. Anderson, Clarence and Neva Neff Living Trust, Stephen Dentel, Mike Stupak, Heidi Stupak, and Matt Campbell (individually a "Selling Shareholder"; collectively, "Selling Shareholders"); and Clarence Neff, individually.

                                    RECITALS:

      A. Seller operates a business under the trade name "Internet Arena," which business includes, but is not necessarily limited to, the following services:
(i) third-party Internet connectivity-related services (including, but not limited to, dial-up Internet access services, virtual server services, Internet routing services, and Internet server co-location services); (ii) custom Internet research services; (iii) Internet/computer education services; (iv) on-site computer/Internet rental services; and (v) web site design services (collectively, the "Business"). Seller's principal place of business is at 1016 SW Taylor, Portland, Oregon 97205. Seller owns equipment, inventories, contract rights, leasehold interests, intellectual property rights, domain name registrations, and other assets used in connection with the operation of the Business.

      B. Buyer desires to acquire substantially all the assets used or useful in the operation of the Business, and Seller desires to sell such assets to Buyer.

      C. Selling Shareholders are the sole shareholders of Seller.

                                   AGREEMENT:

SECTION 1.     ASSETS PURCHASED; EXCLUDED ASSETS

      1.1. Assets Purchased. Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, on the terms and conditions set forth in this Agreement, the following assets used or useful in the Business ("Assets"), excluding, however, any and all "Excluded Liabilities" as such term is defined in Section 2.2 below:

            1.1.1. All fixed assets, including, without limitation, furniture, equipment, machinery, motor vehicles, leasehold improvements, and supplies and tools, including without limitation those items described in Exhibit 1.1.1 attached hereto and by this reference incorporated herein (collectively, the "Fixed Assets").

            1.1.2. All of Seller's interest in any agreements or contracts relating to the Business that Buyer elects to assume, including, but not necessarily limited to, the agreements and contracts listed by Seller in Exhibit 1.1.2 attached hereto and by this reference incorporated herein (collectively, the "Assumed Contracts").

CyPost/Internet Arena -- Asset Purchase Agreement -- Page 1

            1.1.3. All customer lists, including those listed in Exhibit 1.1.3 attached hereto and by this reference incorporated herein (collectively, the "Customer Lists").

            1.1.4. All "Intellectual Property", as such term is defined below in
                  Section 6.6, including, but not limited to those trade names (including the name "Internet Arena"), trademarks, copyrights, and patents listed in Exhibit 1.1.4 attached hereto and by this reference incorporated herein.

            1.1.5. The ownership of all Internet domain names and associated registrations owned by Seller, including, but not limited to, the domain names: (i) "internetarena.com", (ii) "inetarena.com", (iii) "gotdsl.com", (iv) "maxconnect.net", and (v) "geobuilder.com", but excluding those domain names enumerated in the Excluded Assets, as such term is defined in
                  Section 1.2.

            1.1.6. All of: (i) Seller's goodwill; (ii) manuals, catalogs, sales literature, files, books and records (excluding Seller's corporate and business records, copies of which shall be provided to Buyer); and (iii) Seller's rights to use Seller's telephone numbers, but excluding legal correspondence between Robert Rosenthal and Seller in connection with this Agreement.

            1.1.7. All inventory owned by Seller, together with any replacements or additions to the inventory made prior to the Closing Date (as defined in Section 10.1).

            1.1.8. All licenses, permits, and registrations, to the extent transferable, used in any way in the operation of the Business.

      1.2. Excluded Assets. Excluded from this sale and purchase are those assets set forth on Exhibit 1.2 attached hereto and by this reference incorporated herein (hereinafter, "Excluded Assets").

SECTION 2. ASSUMED LIABILITIES AND EXCLUDED LIABILITIES

      2.1. Assumed Liabilities. Buyer shall accept the assignment of, and assume duty for Seller's performance under, only the following: (a) only those accounts payable of Seller listed in Exhibit 2.1 attached hereto and by this reference incorporated herein ("Accounts Payable"); (b) the "Assumed Contracts" (as such term is defined in
            Section 1.1.2 above and as listed on Exhibit 1.1.2) which Buyer has elected to assume in its sole discretion and listed in Exhibit 1.1.2; and (c) only those other liabilities or obligations of Seller specifically listed in Exhibit 2.1 (the items listed in (a), (b), and (c) of this section shall collectively be referred to as "Permitted Assumed Liabilities"). Without limiting the generality of the foregoing sentence, the Permitted Assumed Liabilities shall not include any amounts owed by Seller to U.S. Bank pursuant to any financing arrangements with said bank.


CyPost/Internet Arena -- Asset Purchase Agreement -- Page 2

      2.2. Excluded Liabilities. All liabilities (which includes all types of debts or obligations) of Seller or the Business that are not expressly assumed by Buyer pursuant to, and as specifically set forth in Section 2.1 above, shall remain the sole and exclusive obligation and duty of Seller ("Excluded Liabilities"). "Excluded Liabilities" specifically include, but are not limited to, the following: (i) any indebtedness for borrowed money; (ii) any claims or potential claims by third parties, together with all related losses, expenses, damages, amounts, attorneys' fees and court costs (collectively "Claims"), including, but not limited to, any Claims relating in any way to: (a) products or services sold and delivered or performed by Seller or Seller's agents; (b) actions taken by, or omissions of, Seller or Seller's agents; and (c) actions taken, or omissions of, any of Seller's customers; (iii) any Claims for federal, state, local, or foreign income taxes, or any other taxes, or related interest or penalties of Seller; (iv) any Claims under any employee benefit or welfare plan or regarding any compensation, withholding taxes, or payroll taxes owed to or with respect to any employee or agent of Seller; (v) any Claim of any past or present employee of Seller (including, without limitation, claims for accrued vacation, sick leave, or other benefits); (vi) any Claims regarding compliance with any applicable federal, state, or local law, ordinance, regulation, order, or decree in connection with any activity or omission of Seller at any time; and (vii) any legal proceedings against Seller.

      2.3.  Shareholder Debt. Without in any way limiting the generality of
            Section 2.2 and the meaning of Excluded Liabilities, the parties hereby agree to the terms and conditions of this Section 2.3. The Seller and Selling Shareholders hereby acknowledge that one or more Selling Shareholders may have lent funds to Seller, and Seller may have borrowed funds from one or more Selling Shareholders, including, but not limited to, that certain loan in the amount of $130,000 evidenced by that certain promissory note, dated June 1, 1999, payable to the Seller and executed by David Neff (hereinafter collectively referred to as "Shareholder Debts"). All Selling Shareholders and the Seller hereby agree that any and all indebtedness and other obligations of Seller pursuant to any Shareholder Debts are solely and exclusively the responsibility of the Seller, any Shareholder Debts are owed to any Selling Shareholder solely by Seller, and that Buyer has no liability or obligations whatever arising out of any Shareholder Debts. All Selling Shareholders and Seller further agree that Seller and Selling Shareholders (including their successors and assigns) shall not seek any recourse whatsoever against Buyer or the Acquired Assets with regard to the Shareholder Debts, including any amounts not repaid to Selling Shareholders. Without limiting the generality of the foregoing, it is hereby further agreed by all parties that Buyer does not assume any of Seller's obligations under any of the Shareholder Debt.

      2.4. Employee Matters. Notwithstanding any provision to the contrary herein, and notwithstanding the representations and warranties relating to employee matters contained in Section 6.12 hereof, Buyer assumes no obligation whatsoever to hire any employee of Seller on or after Closing. Any hiring by Buyer of employees after Closing shall be in Buyer's complete and sole discretion. This provision shall


CyPost/Internet Arena -- Asset Purchase Agreement -- Page 3
            not effect Buyer's and Seller's duties under Section 5, Section
            10.2.9. and Section 10.3.2 of this Agreement with regard to the Neff Employment Agreement.

SECTION 3. PURCHASE PRICE; PAYMENT OF PURCHASE PRICE

      3.1. Purchase Price; Payment of Purchase Price. The purchase price for the Assets shall be United States Six Hundred Thousand Dollars (US$600,000) (the "Purchase Price"), such Purchase Price to be paid in accordance with the following terms and conditions:

            3.1.1. Buyer shall transfer to those Selling Shareholders
                  identified, and as set forth, in Exhibit 3.1.1 attached hereto and by this reference incorporated herein, , from the treasury of CyPost Corporation, a Delaware corporation, that number of shares of common stock of CyPost Corporation (hereinafter, the "CyPost Shares") which equals the number obtained by dividing $300,000 by the trading price for such CyPost Shares on the NASD OTC bulletin board as of the close of market on the date the Letter of Intent between the Buyer and Seller was signed by the President of the Buyer (namely, July 12, 1999, with a price per share of that date being US$4.4688), adjusted to reflect the September 24, 1999 record date three-for-two stock split of CyPost stock ;the exact number of such shares of CyPost common stock being issued being described in the middle column of Exhibit 3.1.1 (hereinafter, the "CyPost Share Payment"). The parties acknowledge and agree that the second column of Exhibit 3.1.1 contains the true value of such CyPost Shares pursuant to the NASD OTC valuation of such CyPost Shares as of the close of business on the immediately preceding business day prior to the Closing Date (hereinafter referred to as the "Closing Date Valuation of CyPost Shares"). The transfer of such CyPost Shares shall be subject to, and governed by, all applicable regulatory approvals, consents and terms and conditions, and all other terms and conditions imposed on holders of the common stock of CyPost Corporation. All certificates of CyPost Shares delivered by Buyer pursuant to this Agreement shall bear the following legend: "These securities have not been registered under the U.S. Securities Act of 1933, as amended (the "Act") and no sale, offer to sell, or transfer of the securities represented by this certificate may be made unless a registration statement under the Act with respect to such shares is then in effect or an exemption from the registration requirements of such Act is then, in fact, applicable to such shares, and an opinion of counsel, acceptable to the company's counsel, as to the availability of such exemption has previously been delivered to the company."

            3.1.2. Buyer and Seller Agree that the CyPost Shares, as calculated in accordance with Section 3.1.1 above, shall be delivered to Seller as follows:


CyPost/Internet Arena -- Asset Purchase Agreement -- Page 4

            3.1.2.1. twenty percent (20%)of the CyPost Shares (the "Closing Date
                  CyPost Shares") which a Selling Shareholder is entitled to received pursuant to Exhibit 3.1.1 shall be delivered to such Selling Shareholder by Buyer at the Closing. The parties acknowledge and agree that the aggregate real consideration for the Closing Date CyPost Shares will be equal to twenty percent of the Closing Date Valuation of CyPost Shares described in the far right column of Exhibit 3.1.1; and

            3.1.2.2. the remaining eighty percent (80%) of the CyPost Shares
                  (the "Remaining CyPost Shares") shall be issued to the Selling Shareholders entitled to receive such shares in accordance with Exhibit 3.1.1 as of the later of the forty-second (42) day after the Closing Date or January 4, 2000 (the "Remaining Shares Issuance Date"), and such Remaining CyPost Shares shall be delivered to such Selling Shareholders within three (3) business days after the Remaining Shares Issuance Date. The parties acknowledge and agree that the aggregate real consideration for the Remaining CyPost Shares will be equal to eighty percent of the Closing Date Valuation of CyPost Shares described in the second column of Exhibit 3.1.1 (such fifty percent amount may hereinafter be referred to as the "Closing Date Valuation of the Remaining CyPost Shares").

      3.1.3. Buyer and Seller shall agree on the valuation of the Permitted Assumed Liabilities (such Permitted Assumed Liabilities being set forth in Exhibit 2.1), on or before September 29, 1999 and shall set forth such valuation in Exhibit 2.1 (hereinafter, the "Permitted Assumed Liabilities Value").

      3.1.4. Buyer shall pay, in accordance with the terms and conditions of this Section 3.1.3, the amount equal to the difference between United States Six Thousand Dollars (US$600,000) and the aggregate value of: (i) the CyPost Share Payment which the parties acknowledge and agree is valued at Three Hundred Thousand Dollars ($300,000) for purposes of this Section 3.1.3, and (ii) the Permitted Assumed Liabilities Value set forth in Exhibit 2.1 (such difference hereinafter referred to as the "Balance Value"). Buyer shall pay Seller the Balance Value in the form of two cash payments, as follows:

            3.1.4.1. Seventy-five percent of the Balance Value, which amount shall be One Hundred Seventy Three Thousand Five Hundred Fifteen United States Dollars and Twenty Seven Cents (US$173,515.27) ,which payment shall be made in certified check or by wire transfer at Closing (the "Closing Cash Payment"); and


CyPost/Internet Arena -- Asset Purchase Agreement -- Page 5

            3.1.4.2. Twenty-five percent of the Balance Value, which amount shall be Fifty Seven Thousand Eight Hundred Thirty Eight United States Dollars and Forty Two Cents (US$57,838.42), which payment shall be made in certified check or by wire transfer as of the later of the forty-second (42) day after the Closing Date or January 4, 2000 (the "Remaining Cash Payment").In order to evidence and secure Buyer's obligation to pay Seller the Remaining Cash Payment and to issue the Remaining CyPost Shares to those Selling Shareholders entitled to receive the same pursuant to Exhibit 3.1.1, the parties agree that the Buyer will execute and deliver at the Closing a promissory note in favor of the Seller only, dated as of the Closing Date, in an amount equal to (i) the Remaining Cash Payment (as such term is defined above in Section 3.1.4.2); and (ii) an amount equal to the Closing Date Valuation of the Remaining CyPost Shares (as such term is defined in Section 3.1.2.2) (hereinafter, the "Promissory Note"), such Promissory Note to be substantially in the form of Exhibit 3.1.5 attached hereto and by this reference incorporated herein. Such Promissory Note shall (a) bear no interest; (b) will be due and payable on the later of the forty-second (42) day after the Closing Date or January 4, 2000 (the "Maturity Date"); and
                  (iii) will be deemed fully paid and satisfied by Buyer by Buyer's payment of the Remaining Cash Payment in accordance with the requirements of Section 3.1.4.2 and the delivery of the Remaining CyPost Shares in accordance with Section 3.1.2.2, upon which Seller must mark such Promissory Note "paid in full and void" and return the same to Buyer.

      3.2. Allocation of Purchase Price. The true value of the Purchase Price as of the Closing Date shall be allocated as mutually agreed by Buyer's and Seller's tax counsel and accountants and as set forth in
            Exhibit 3.2 attached hereto and by this reference incorporated herein. The parties agree to comply with IRC ss. 1060 and to use the allocation of the Purchase Price as so agreed on their income tax returns and other returns.

SECTION 4. PRORATES AND ADJUSTMENTS

      The operation of the Business and related income and expenses up to the close of business on Tuesday November 9, 1999(hereinafter, the "Proration Date") shall be for the account of Seller and thereafter for the account of Buyer. Utilities, personal property taxes relating to the Assets, rent and other obligations under any lease, and other items customarily prorated shall be prorated between Seller and Buyer as of the close of business on the Proration Date, the proration to be made and paid, insofar as reasonably possible, on the Closing Date, with settlement of any remaining items to be made within thirty
(30) days following the Closing Date. Seller shall receive an adjustment credit in an amount equal to all lease deposits transferred under the


CyPost/Internet Arena -- Asset Purchase Agreement -- Page 6

Assumed Contracts including, but not limited to, the real property premises lease being assumed by Buyer; provided, however, that in the event any lessor delivers any lease deposit directly to the Seller, Seller will not be entitled to any adjustment credit under this Agreement by Buyer for said refunded lease deposit.

SECTION 5. OTHER AGREEMENTS

      The following additional agreements shall be executed by the Closing Date and delivered at the Closing : (i) that certain Employment Agreement by and between Buyer and David Neff substantially in the form attached hereto as
Exhibit 5.1 (hereinafter referred to as the "Neff Employment Agreement"); and
(ii) that certain Non-Competition Agreement by and between the Buyer, Seller, David Neff and Clarence Neff, substantially in the form attached hereto as
Exhibit 5.2 (hereinafter referred to as the "Non-Competition Agreement").

SECTION 6. SELLER'S REPRESENTATIONS AND WARRANTIES

      Seller, David Neff, Clarence Neff, and the Clarence and Neva Neff Living Trust (hereinafter David Neff, Clarence Neff and the Clarence and Neva Neff Living Trust may be collectively referred to as the "Seller's Active Businessmen") jointly and severally, hereby represent and warrant to the Buyer as follows:

      6.1. Corporate Existence. Seller is now and on the Closing Date will be a corporation duly organized, validly existing, and in good standing under the laws of the state of Oregon and is duly qualified to conduct business, and is in corporate and tax good standing, under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. Seller has all requisite corporate power and authority to own, operate, and/or lease its properties and assets, as the case may be, and to carry on its Business as now being conducted.

      6.2. Capitalization of Seller. As of the Closing Date, the authorized capital stock of the Seller consists of 35,000 shares of common stock, 26,680 shares of which are issued and outstanding in the amounts, and to the Selling Shareholders, as listed in Exhibit 6.2 attached hereto and by this reference incorporated herein. The 26,680 shares represent 100% of the equity interest of the Seller, and therefore there will be no rights of appraisal, nor any other remedy, generally available to non-consenting shareholders in connection with the purchase of the Assets. All issued and outstanding shares of Seller's common stock have been duly authorized, validly issued, fully paid and nonassessable. There are no outstanding options, warrants, or other rights to purchase from the Seller any of its securities.

      6.3. Authorization; Binding Obligation. The execution, delivery, and performance of this Agreement have been duly authorized and approved by the board of directors and shareholders of Seller. Each of the Selling Shareholders has the absolute and unrestricted right, power, and capacity to enter into and to perform his/her obligations under this Agreement. This Agreement constitutes a legal,


CyPost/Internet Arena -- Asset Purchase Agreement -- Page 7
            valid, and binding obligation of the Seller and each of the Selling Shareholders, enforceable against the Seller and each of the Selling Shareholders in accordance with its terms.

      6.4. Title to Assets; Condition of Assets. Seller holds, or will at Closing hold, good and marketable title to all of the Assets, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of liens, pledges, charges, or encumbrances of any kind. All leases pursuant to which Seller or Selling Shareholders leases real or personal property are in good standing and are valid and effective in accordance with their respective terms and, to the knowledge of Seller and Seller's Active Businessmen, there exists no default thereunder or occurrence or condition which could result in a default thereunder or termination thereof. Seller's equipment and other tangible assets are in good operating condition and are usable in the ordinary course of business, and Seller owns, or has a valid leasehold interest in, all assets necessary for the conduct of its business as presently conducted.

      6.5. Transfer Not Subject to Encumbrances or Third-Party Approval. Except as disclosed in Exhibit 6.5 attached hereto and by this reference incorporated herein, the execution and delivery of this Agreement by Seller and Selling Shareholders, and the consummation of the contemplated transactions, will not result in the creation or imposition, by or through Seller, of any valid lien, charge, or encumbrance on any of the Assets, and will not require the authorization, consent, or approval of any third party, including any governmental subdivision or regulatory agency, which will not have been obtained at or prior to Closing.

      6.6. Intellectual Property and Other Proprietary Rights; Invention Agreements.

            6.6.1. Neither Seller nor Seller's Active Businessmen have received any communications alleging that Seller has violated or, by conducting its business as proposed would violate, any intellectual property or other proprietary rights of any other person, nor is the Seller or Seller's Active Businessmen aware of any basis for the foregoing.

            6.6.2. Neither Seller nor Seller's Active Businessmen have received any communications alleging that Seller has violated or, by conducting its business as proposed would violate, any intellectual property or other proprietary rights of any other person, nor is the Seller or Seller's Active Businessmen aware of any basis for the foregoing.

            6.6.3. The term "Intellectual Property" shall mean: (i) patents, patent applications, registrations, and applications for the registration thereof; (ii) trademarks, trade names, service marks, and registrations, and applications for the registration thereof; (iii) copyrights and registrations, and applications for the registration thereof; (iv) mask works and registrations, and applications for the registration thereof;
                  (v) software, data, and


CyPost/Internet Arena -- Asset Purchase Agreement -- Page 8
                  documentation; (vi) trade secrets and confidential business information, know-how, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, marketing plans and customer lists and information; and (vii) other proprietary rights relating to the Business, including, but not necessarily limited to, the Intellectual Property listed in Exhibit 1.1.4 attached hereto and by this reference incorporated herein.

            6.6.4. Seller owns or licenses all Intellectual Property (as such term is defined below) used by Seller in the operation of its Business, such ownership or licenses being free and clear of any liens, encumbrances or other claims of any kind.

            6.6.5. All current and former employees and consultants of Seller have executed an agreement regarding (i) the transfer to Seller of all Intellectual Property (as such term is defined above) in any work(s) performed or produced by such person(s); and (ii) the maintenance of confidentiality regarding Seller's Intellectual Property. Seller and Seller's Active Businessmen are not aware of any employees or consultants of Seller who are in violation thereof. It will not be necessary for Buyer in the operation of the Business to utilize any Intellectual Property (as such term is defined above) of any of Seller's employees that was made prior to their employment by Seller or any Intellectual Property of consultants of Seller which Intellectual Property is not covered by the above mentioned agreement with all such consultants.

            6.6.6. Seller has conducted its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others that would have a material adverse effect on the Business or assets of Seller. There are no claims of infringement by others of any license, patent, copyright, service mark, trademark, trade name, trade secret or other Intellectual Property right of Seller.

      6.7. Contracts. Seller has furnished to Buyer true and complete lists and copies of all contracts, agreements, commitments, and undertakings of any nature, written or oral, of the Seller, and all amendments, supplements, modifications and waivers thereof, which relate in any way to the operation of the Business, including, but not limited to, all Assumed Contracts, as such term is defined in Section 1.1.2 above (collectively referred to as "Material Contracts"). All Material Contracts are in full force and effect and are binding upon the Seller and the other parties thereto, and the Seller has fully performed all of its obligations thereunder. No party to a Material Contract has made a claim to the effect that the Seller has failed to perform an obligation thereunder. There is no known plan, intention or indication of any contracting party to a Material Contract to cause the termination, cancellation or modification of such Material Contract or to reduce or otherwise


CyPost/Internet Arena -- Asset Purchase Agreement -- Page 9
            change its activity thereunder so as to adversely affect the benefits derived or expected to be derived therefrom by the Seller. On the Closing Date, there will be no Material Contracts existing or relating to the operation of the Business that will be binding on Buyer upon Closing except for the Assumed Contracts.

      6.8. Litigation. There is no action, suit, claim, litigation, proceeding, or investigation pending, or, to the knowledge of the Seller and the Seller's Active Businessmen, threatened against the Seller, or Seller's properties or rights, before any court, or by or before any governmental body or arbitration board or tribunal.

      6.9.  Compliance With Laws, Regulations and Others

            6.9.1. Seller has at all times conducted its Business in compliance with its articles of incorporation and its bylaws.

            6.9.2. Exhibit 6.9 attached hereto and by this reference
                  incorporated herein, contains a list of every current material governmental license, permit, approval, order, directive and agreement, pending, issued, or given to Seller with respect to its conduct of the Business and its operations. Exhibit 6.9 also contains a list of all notices, reports and other documents filed by the Seller with any government agency or department. The Seller possesses all material licenses, permits, and governmental approvals and authorizations which are required in order to operate its business as presently conducted, and the Seller is in compliance in all material respects with all such licenses, permits, approvals, and authorizations.

            6.9.3. The Seller has complied with all applicable laws and regulations material to its Business, including, without limitation, all federal and state laws relating to the employment of labor, including the provisions thereof relating to wages, hours, collective bargaining and the payment of social security taxes.

            6.9.4. There are no investigations, proceedings, or actions of any kind or nature pending or, to the knowledge of Seller and Seller's Active Businessmen, threatened against the Seller by any federal, state or local governmental or administrative authority or agency, nor are there any outstanding orders of such authorities and agencies limiting the Seller in the operation of its Business.

      6.10. Governmental Action. No authorization, consent or approval of, or filing with, any court or any federal, state or local governmental authority or agency is required in connection with the execution and delivery of this Agreement.

      6.11. No Conflict. Neither the execution and delivery of this Agreement by the Seller and the Selling Shareholders nor the consummation by the Seller and the Selling Shareholders of the transactions contemplated by this Agreement will (i) conflict


CyPost/Internet Arena -- Asset Purchase Agreement -- Page 10
            with or result in any breach of any provision of its articles of incorporation or bylaws; (ii) contravene or conflict with any resolution adopted by the Seller or directors of the Seller; (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, or other evidence of indebtedness related to the Seller or any material license agreement, lease, or other material contract, instrument, or obligation related to the Seller to which it is a party or by which it may be bound; (iv) violate any statute, rule, regulations, order, writ, injunction, decree or arbitration award applicable to the Seller; (v) result in the loss of, or in a violation or breach of any of the terms, conditions or provisions of, any license, permit, approval, or authorization related to the Seller; (vi) result in the creation or imposition of, or subject Buyer to any liability for, any conveyance or transfer tax or any similar tax; or (vii) result in the creation of any material (individually or in the aggregate) lien, including any claims, mortgages, pledges, liens, security interests, encumbrances, or charges of any kind on any of the assets owned or used by the Seller.

      6.12. Employment Matters

            6.12.1. Labor Matters

                  6.12.1.1. Seller has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or threatened with respect to Seller.

                  6.12.1.2. There is no (1) unfair labor practice complaint
                        against Seller pending before the National Labor Relations Board or any other local, state, or federal governmental authority; (2) labor strike, slowdown, or work stoppage actually occurring or, to the knowledge of Seller and the Shareholders, threatened against Seller;
                        (3) representation petition respecting Seller's employees pending before the National Labor Relations Board; or (4) grievance or any arbitration proceeding pending arising out of or under collective bargaining agreements applicable to Seller.

                  6.12.1.3. Seller has not experienced any primary work stoppage or other organized work stoppage involving its employees in the past two years.

            6.12.2. Employment Claims. There are no pending claims and, to
                  Seller and Seller's Active Businessmen's knowledge, no threatened claims, by or on behalf of any of Seller's employees under any federal, state, or local labor or employment laws or regulations.


CyPost/Internet Arena -- Asset Purchase Agreement -- Page 11

            6.12.3. Employee Benefits. Exhibit 6.12.3 (attached hereto and by this reference incorporated herein) lists all pension, retirement, profit-sharing, deferred compensation, bonus, commission, incentive, life insurance, health and disability insurance, hospitalization, and all other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies, or others relating to any such employee benefit plans or arrangements) established or maintained by Seller (the "Plans"), and complete and accurate copies of all of the Plans have been provided to Buyer.

            6.12.4. Employment or other Agreements. Except as disclosed on
                  Exhibit 6.12.4 (attached hereto and by this reference incorporated herein), each of Seller's employees is an "at-will" employee and there are no written or oral employment, commission, or compensation agreements of any kind between Seller and any of its employees. Exhibit 6.12.4 lists all written or oral employment, commission, or compensation agreements of any kind between Seller and any independent contractor. There are no pending claims and, to Seller's and Seller's Active Businessmen's knowledge, no threatened claims by or on behalf of any of its employees or independent contractor alleging any violation of any agreement or contract between Seller and any such employee or independent contractor. Exhibit 6.12.4 lists all of Seller's current employment or supervisory manuals, employment or supervisory policies, and written information generally provided to employees (such as applications or notices), and true and complete copies of those manuals, policies, and written information have been provided to Buyer.

            6.12.5. List of All Employees and Independent Contractors;
                  Compensation. Exhibit 6.12.5 (attached hereto and by this reference incorporated herein) contains a complete and accurate list of the following, specifying all full names and applicable job titles or other titles: (i) all employees of Seller; (ii) all individuals who are currently performing services for Seller related to its Business and are classified as "consultants" or "independent contractors"; and (iii) all officers of Seller. Exhibit 6.12.5 also completely and accurately specifies the total amount paid or payable as compensation to each employee and independent contractor of Seller, and the basis of such compensation, whether fixed or commission or a combination thereof, and accrued benefits for such persons as of the date of this Agreement.

            6.12.6. Severance. Seller has no severance pay plan, policy, practice, or agreement with any of its employees.

      6.13. Financial Position

            6.13.1. Seller has delivered to Purchaser the financial statements
                  (the "Financial Statements") attached hereto as Exhibit 6.13.1 and by this reference


CyPost/Internet Arena -- Asset Purchase Agreement -- Page 12
                  incorporated herein. The Financial Statements (i) present fairly the financial condition and results of operations of Seller as of the dates and for the periods specified therein,
                  (ii) are in accordance with the books and records of Seller, and (iii) are prepared in accordance with consistently applied accounting principles.

            6.13.2. Seller does not have any liability or obligation (whether absolute, accrued, contingent, or other, and whether due or to become due) that is not accrued, reserved against, or disclosed in the most recent balance sheet (the "Balance Sheet") contained in the Financial Statements other than liabilities incurred in the ordinary course of business consistent with past practice since the date of such Balance Sheet and the items set forth in Exhibit 6.13.2 attached hereto, and by this reference incorporated herein.

            6.13.3. Since the date of the Balance Sheet:

                  6.13.3.1. Seller has not entered into any transaction, which was not in the ordinary course of its business;

                  6.13.3.2. Other than the Seller's Brokerage Fee as defined in
                        Section 6.16 below, there has been no material adverse change in the condition (financial or otherwise) of Seller;

                  6.13.3.3. there has been no damage to, or destruction or loss of, physical property (whether or not covered by insurance) which may have a material adverse effect on the business or operations of Seller;

                  6.13.3.4. Seller has not declared or paid any dividend or made any distribution on its securities, redeemed, purchased or otherwise acquired any of its securities, granted any options to purchase any securities, or issued any securities;

                  6.13.3.5. Seller has not increased the compensation of any of its officers or the rate of pay of its employees as a group, except as part of regular compensation increases in the ordinary course of its business;

                  6.13.3.6. Seller has not received notice that there has been a loss of, or cancellation of a material order by, any customer of Seller;

                  6.13.3.7. there has been no resignation or termination of
                        employment of any officer or key employee of Seller;

                  6.13.3.8. there has been no borrowing or agreement to borrow by Seller or change in the contingent obligations of Seller by way of guaranty, endorsement, indemnity, warranty or otherwise or


CyPost/Internet Arena -- Asset Purchase Agreement -- Page 13
                        grant of a mortgage or security interest in any property of Seller;

                  6.13.3.9. there have been no loans made by Seller to its
                        stockholders, employees, officers and directors other than travel advances and office advances made in the ordinary course of business;

                  6.13.3.10. there has not been any payment of any obligation or liability of Seller other than current liabilities paid in the ordinary course of business;

                  6.13.3.11. there has been no sale, assignment or transfer of any tangible asset of Seller, except in the ordinary course of business and no sale, assignment or transfer of any patent, trademark, trade secret or other intangible asset of Seller;

                  6.13.3.12. other than the Seller's Brokerage Fee as defined in
                        Section 6.16 below, Seller has not incurred any liabilities that in the aggregate exceed $5,000; and

                  6.13.3.13. Seller has not been a party to any transaction with any officer, director, shareholder, or any entity with whom the foregoing are associated whether through control, common control, contractual, or other legal relationship.

      6.14. Tax Matters. All federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of Seller have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. Seller has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries, wages and other compensation, remuneration or benefits paid to the employees of Seller, and Seller shall be entitled to all tax refunds attributable to its filings for the periods for which it is responsible. Seller is not engaged in any dispute with any state or local jurisdiction in respect of sales, use, real property or personal property taxes.

      6.15. Insurance.

            6.15.1. Seller has delivered to Purchaser (i) true and complete copies of all policies of insurance to which Seller is a party or under which it is or has been covered at any time within the two (2) years preceding the date of this Agreement and
                  (ii) true and complete copies of all pending applications for policies of insurance.

            6.15.2. Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which it is a party or that provides coverage to it or any of its directors or officers in connection with their performance of services to Seller.


CyPost/Internet Arena -- Asset Purchase Agreement -- Page 14

      6.16. Finders and Brokers. Seller will indemnify Buyer and hold it harmless from any liability or expense arising from any claim for brokerage commissions, finder's fees or other similar compensation based upon any agreement, arrangement or understanding made by or on behalf of Seller, including, but not limited to, any claim by David Marlin or the Marlin Group, Inc. (the "Seller's Brokerage Fee").

      6.17. Books and Records. The books and records of Seller with respect to its business are in all material respects complete and correct and have been maintained in accordance with good business practices.

      6.18. Investment Representation. The CyPost shares issued to each Selling Shareholder have not been registered under the Securities Act of 1933, as amended, and each the Seller is acquiring such shares for investment purposes only and not with a view to any further distribution thereof or public offering thereof, within the meaning of the Securities Act of 1933, as amended, and that each such Selling Shareholder may be required to bear the risks of holding the shares indefinitely, or until such time as they may be disposed of in accordance with Rule 144 which contains a number of conditions to be met such as (i) the availability of then current public information about CyPost, (ii) restrictions on the manner of sale,
            (iii) a one year holding period, and (iv) applicable volume limitations on the number of securities that may be sold. In addition, each such Selling Shareholder is aware that Rule 144 restricts more severely the resale of securities of "affiliates" of an insurer and that each such Selling Shareholder's ability to resell such securities, may depend, in part upon such status. Each such Selling Shareholder has also been afforded the opportunity to meet with and discuss the business condition, management, prospects, and financial condition of CyPost, and has been afforded the opportunity to question CyPost's chief executive officer as to these matters, and while CyPost has described to you its business and prospects, in material respects, such description does not purport to be exhaustive in nature or scope. Each such Selling Shareholder has been advised that the current version of CyPost's Registration Statement on Form 10-SB under the Securities and Exchange Act of 1934, as amended, is publicly available for inspection on the SEC's website found at www.sec.gov, and has been provided copies of CyPost's five (5) most recent Form 8-K filings with the SEC, and has had a chance to review such documents, and that either by each such Selling Shareholder, or together with an investment representative that each such Selling Shareholder has retained, each such Selling Shareholder has the knowledge and experience in financial matters to evaluate the risks and merits of the prospective investment.

      6.19. Truth and Completeness of Representations and Warranties. Neither this Agreement nor any exhibit or schedule hereto nor any other document furnished by Seller or its officers in connection with the transactions contemplated herein contains any untrue statement of any material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading; and there is no fact which materially and adversely affects the business, prospects, affairs,


CyPost/Internet Arena -- Asset Purchase Agreement -- Page 15
            operations, condition, financial or otherwise, of Seller, which has not been disclosed to Buyer by Seller. The representations and warranties of Seller and Seller's Active Businessmen and such other materials are accurate and complete in all material respects.

SECTION 7. REPRESENTATIONS OF BUYER

      Buyer represents and warrants to Seller as follows:

      7.1. Corporate Existence. Buyer is a corporation duly organized and validly existing under the laws of the state of Delaware. Buyer has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

      7.2. Binding Effect. This Agreement constitutes the valid and binding agreement of Buyer, as applicable, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, reorganization, insolvency, or similar laws affecting the enforcement of creditors' rights or by the application of general principles of equity.

      7.3.  Transfer Not Subject to Third-Party Approval. Except as disclosed in
            Exhibit 7.3, attached hereto and by this reference incorporated herein, the execution and delivery of this Agreement by Buyer and the consummation of the contemplated transactions will not require the authorization, consent, or approval of any third party, including any governmental subdivision or regulatory agency, which will not have been obtained at or prior to Closing.

SECTION 8. COVENANTS OF SELLER

      8.1. Seller's Operation of Business Prior to Closing. Seller agrees that between the date of this Agreement and the Closing Date, Seller will use its best efforts to conduct the Business in a reasonable and prudent manner in accordance with past practices; will engage in no transaction out of the ordinary course of business; will enter into no agreement extending beyond the Closing Date except with respect to transactions entered into in the ordinary course of business; and will use its best efforts to preserve its existing business organization and relations with its employees, customers, suppliers, and others with whom it has a business relationship.

      8.2. Access to Business and Information. Until the Closing Date, Seller will provide Buyer and its representatives with reasonable access during business hours (or at other times with Seller's approval) to the Assets, titles, contracts, and records of Seller and furnish such additional information concerning the Business as Buyer from time to time may reasonably request.

      8.3.  Employee Matters.


CyPost/Internet Arena -- Asset Purchase Agreement -- Page 16

            8.3.1. Before Closing, Seller will deliver to Buyer a list of the names of all persons on the payroll of Seller, together with a statement of amounts paid to each during Seller's most recent fiscal year and amounts paid for services from the beginning of the current fiscal year to the Closing date. Seller will also provide Buyer with a schedule of all employee bonus arrangements and a schedule of other material compensation or personnel benefits or policies in effect.

            8.3.2. Before the Closing Date, Seller will not, without Buyer's prior written consent, except for the terminations described below, enter into any material agreement with its employees, materially increase the rate of compensation or bonus payable to or to become payable to any employee, or effect any material changes in the management, personnel policies, or employee benefits, except in accordance with existing employment practices.

            8.3.3. Seller and Seller's Active Businessmen will undertake, at
                  Buyer's expense, all reasonable action necessary or appropriate to permit Buyer, if Buyer so desires, to take over Seller's pension and profit-sharing plan, if any, as a successor employer, and will cooperate with Buyer with respect to this undertaking.

            8.3.4. As of the Closing Date, Seller will terminate all of its employees and will pay each employee all wages, commissions, and accrued vacation pay earned up to the time of termination, including overtime pay, as required by law or contract.

      8.4. Change of Name. On or before the Closing Date, Seller will take all action necessary or appropriate to permit Buyer to legally commence use of Seller's name on the Closing Date.

      8.5. Removal of Chat Site Promotion from Web Site. On or before the Closing Date, Seller will remove from its web sites any reference to third party chat room-related web sites, including, but not limited to, the following: (i) gottachat.com; (ii) gottalearn.com; (iii) biblecamp.com; and (iv) amphipolis.com.

      8.6. Conditions and Best Efforts. Seller will use its best efforts to effectuate the transactions contemplated by this Agreement, and will do all acts and things as may be required to carry out its obligations under this Agreement and to consummate this Agreement.

      8.7. Broker. Seller has retained David Marlin and/or Marlin Group, Inc. as its broker, and Seller shall be solely responsible for payment of all amounts due Marlin Group, Inc. in connection with the sale of the Assets and shall hold Buyer harmless therefrom.


CyPost/Internet Arena -- Asset Purchase Agreement -- Page 17

      8.8. Confidentiality. Seller and all Selling Shareholders acknowledge the confidential and proprietary nature of the Confidential Information (as defined below) and agree that, absent the prior written consent of Buyer, none of them shall reveal or disclose any Confidential Information for any purpose to any other person, firm, corporation or other entity, or use any Confidential Information for their direct or indirect benefit or for any other purpose. Seller or Selling Members may disclose Confidential Information to their attorney or accountants, but only if such persons agree to be bound by the terms of this Section 8.8. Seller and the Selling Shareholders acknowledge and agree that in the event of their breach of this Section 8.8, Buyer will suffer irreparable injuries not compensated by money damages and therefore shall not have an adequate remedy at law. Accordingly, Buyer shall be entitled to a preliminary and final injunction to prevent any further breach of this Section 8.8 or further unauthorized use of Confidential Information. This remedy is separate and apart from any other remedy Buyer may have. As used herein, "Confidential Information" means (i) any and all proprietary memos, research, forms, databases, other data, drawings, specifications, computer programs, customer lists, customer files, marketing plans, and other records and documentation related to the Seller's Business, operations, financial status, technology and/or Intellectual Property; (ii) any other information marked or designated as confidential; (iii) all information, whether or not in written form and whether or not designated as confidential, which is known to the covenanting party as being treated by Seller as confidential; and (iv) all information provided to Seller by third parties which Seller is obligated to keep confidential. This provision shall survive the Closing of this Agreement indefinitely.

SECTION 9. CONDITIONS PRECEDENT TO CLOSING

      9.1. Buyer's Conditions. The obligation of Buyer to purchase the Assets and otherwise close the transactions contemplated by this Agreement are subject to the fulfillment, before or on the Closing Date, of each of the following conditions, any one or a portion of which may be waived in writing by Buyer:

            9.1.1. All representations and warranties made in this Agreement by
                  Seller and Seller's Active Businessmen shall be true in all material respects as of the Closing Date as fully as though such representations and warranties had been made on and as of the Closing Date, and, as of the Closing Date, neither Seller nor any Selling Shareholder or Clarence Neff shall have failed in any material respect to perform any covenant contained in this Agreement.

            9.1.2. There shall have been no material adverse change in the manner of the operation of the Business between the date of this Agreement and the Closing Date.

            9.1.3. At the Closing Date no suit, action, or other proceeding shall have been threatened or instituted against the Seller or any Selling Shareholder


CyPost/Internet Arena -- Asset Purchase Agreement -- Page 18
                  affecting in any way the Business or the Assets, or which attempts to, restrain, enjoin, or otherwise prevent the consummation of this Agreement or its contemplated transactions.

            9.1.4. All obligations of each of the Seller, Selling Shareholders and Clarence Neff set forth in Section 10.2 below shall have been fully performed to the sole satisfaction of Buyer.

      9.2. Seller's Conditions. The obligation of Seller to sell the Assets is subject to the fulfillment, before or on the Closing Date, of each of the following conditions, any one or portion of which may be waived in writing by Seller:

            9.2.1. All representations and warranties made in this Agreement by
                  Buyer shall be true in all material respects as of the Closing Date as fully as though such representations and warranties had been made on and as of the Closing Date, and, as of the Closing Date, Buyer shall not have failed in any material respect to perform any covenant contained in this Agreement.

            9.2.2. At the Closing Date no suit, action, or other proceeding shall have been threatened or instituted against the Seller to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the contemplated transactions.

            9.2.3. All obligations of Buyer set forth in Section 10.3 below shall have been fully performed to the sole satisfaction of Seller.

SECTION 10. CLOSING

      10.1. Time and Place. The transactions contemplated by this Agreement shall be closed ("Closing") at the offices of Preston Gates & Ellis LLP at 222 S.W. Columbia Street, Suite 1400, Portland, Oregon, on a date mutually agreed to by Buyer and Seller, but in no event later than November 9, 1999 ("Closing Date").

      10.2. Obligations of Seller at Closing. At Closing, Seller shall execute (where applicable) and deliver to Buyer the following:

            10.2.1. A Bill of Sale substantially in the form of Exhibit 10.2.1 attached hereto, , properly endorsed certificates of title, and other instruments of transfer, in form and substance satisfactory to Buyer, necessary to transfer and convey all of the Assets to Buyer.

            10.2.2. Assignment of the lease, as amended, on the premises at 1016
                  S.W. Taylor Avenue, Portland, Oregon (the "Premises Lease"), executed by David Neff, in form and substance satisfactory to Buyer, along with the lessor's consent to the same, and all consents to all assignments of all other Assumed Contract.


CyPost/Internet Arena -- Asset Purchase Agreement -- Page 19

            10.2.3. Possession of the leased premises described in the Premises
                  Lease.

            10.2.4. Properly executed assignments of all intellectual property rights associated with the Business, including, but not limited to: (i) all federal and state registered trademarks, including the goodwill associated therewith; (ii) copyrights, including, but not limited to, rights in software and rights in the visual, textual, and/or audio elements of any web site or chat site associated with the Business, with the exception of those certain web sites or chat sites specified in the Excluded Assets; (iii) domain names owned by Seller and/or used in association with the Business, with the exception of those certain domain names specified in the Excluded Assets; and (iv) any other proprietary or intellectual property rights owned by or used in association with the Business, all in form and substance satisfactory to Buyer. Without limiting the generality of the foregoing, Seller shall execute and deliver the Trademark/Service Mark Assignment substantially in the form of Exhibit 10.2.4 attached hereto.

            10.2.5. Properly executed Articles of Amendment changing Seller's corporate name from "Internet Arena, Inc" to "Neffco, Inc."

            10.2.6. All licenses and permits necessary to the operation of the
                  Business.

            10.2.7. An officer's certificate from Seller's corporate secretary affirming the authority of Seller's President to validly execute this Agreement and all other necessary documentation in connection with this Agreement on behalf of Seller.

            10.2.8. An officer's certificate from Seller's corporate secretary certifying the genuineness and completeness of corporate resolutions of Seller's Board of Directors and shareholders approving all transactions contemplated by this Agreement.

            10.2.9. Delivery of a fully executed Neff Employment Agreement contemplated by Section 5(i) and Exhibit 5.1 of this Agreement in form and substance satisfactory to Buyer.

            10.2.10. Delivery of a fully executed Non-Competition Agreement contemplated by Section 5(ii) and Exhibit 5.2 of this Agreement in form and substance satisfactory to Buyer.

            10.2.11. Such other certificates and documents as may be called for by the provisions of this Agreement.

      10.3. Obligations of Buyer at Closing. At Closing (or on such other date as indicated below), Buyer shall execute (where applicable) and deliver to Seller the following:


CyPost/Internet Arena -- Asset Purchase Agreement -- Page 20

            10.3.1. Delivery of the Closing Cash Payment and Promissory Note as
                  contemplated by Section 3.1.

            10.3.2. Delivery of a fully executed Neff Employment Agreement contemplated by Section 5 and Exhibit 5.1 of this Agreement in form and substance satisfactory to Seller.

            10.3.3. Delivery of the Closing Date CyPost Shares within ten (10)
                  full business days after the Closing Date.

      10.4. Other Closing Documentation.

            10.4.1. The parties shall prorate all expenses as set forth in
                  Section 4 within the time period mandated by Section 4..

            10.4.2. Exhibit 10.4(a) shall set forth any wiring instructions for payments to be made at Closing.

SECTION 11. INDEMNIFICATION AND SURVIVAL

      11.1. Survival of Representations and Warranties and Certain Covenants. All representations and warranties made in this Agreement shall survive the Closing of this Agreement. All covenants which, in accordance with a provision of this Agreement, shall be performed after the Closing Date and all other covenants which by their nature shall or will be performed after the Closing, shall all survive the Closing of this Agreement, including, but not limited to, Sections 3.1.2, 3.1.4, 3.2, and 4 of this Agreement. After the Closing, Seller and Selling Shareholders agree to take such actions as reasonably requested by Buyer to complete any obligations of Seller or Selling Shareholders in this Agreement that have not been fully performed by the Closing Date.

      11.2. Seller's and Seller's Active Businessmen's Indemnification. Seller and Selling Shareholder each hereby agree jointly and severally to indemnify and hold Buyer, its successors and assigns, harmless from and against (a) claims, demands, causes of action, liabilities, costs (including attorney fees), damages, and all other obligations of every kind and description, contingent or otherwise, arising out of or related to the operation of the Business prior to the close of business on the Closing Date, except for claims, liabilities, and obligations of Seller expressly assumed by Buyer under this Agreement; and (b) any and all claims, demands, causes of action, liabilities, costs (including attorney fees), damages, and all other obligations or deficiencies of every kind and description resulting from any misrepresentation, breach of warranty or covenant, or nonfulfillment of any agreement on the part of any Seller and Selling Shareholder under this Agreement, including, but not limited to, any breach of any representation and warranty in Section 7 of this Agreement.

CyPost/Internet Arena -- Asset Purchase Agreement -- Page 21

      11.3. Buyer's Indemnification. Buyer agrees to defend, indemnify, and hold harmless Seller and the Seller's Active Businessmen from and against any and all damage or deficiency resulting from (a) any and all claims, demands, causes of action, liabilities, costs (including attorney fees), damages, and all other obligations of every kind and description, contingent or otherwise, arising out of or related to the operation of the Business after the close of ----- business on the Closing Date, except for claims, liabilities, and obligations of Seller existing as of the Closing Date and not assumed by Buyer under this Agreement and claims, liabilities and obligations paid by insurance maintained by Seller, Selling Shareholder, or Buyer; and
            (b) any and all claims, demands, causes of action, liabilities, costs (including attorney fees), damages, and all other obligations or deficiencies of every kind and description resulting from any misrepresentation, breach of warranty or covenant, or nonfulfillment of any agreement on the part of Buyer under this Agreement.

      11.4. Buyer's Limited Indemnification of Certain Parties. In the event that David Neff, Clarence Neff, or John Anderson (hereinafter "Limited Indemnitees") incurs liability arising out of personal guarantees provided by one or more such Limited Indemnitees of any of the Assumed Contracts, Buyer agrees to indemnify such Limited Indemnitees for liabilities actually paid by such Limited Indemnitees pursuant to such personal guaranty, up to, but in no event more than, an aggregate maximum amount of Seven Hundred Thirty Four Thousand and Two Hundred Sixty United States Dollars and Eighty Eight Cents ($734,260.88).

      11.5. Notice. If any claim is asserted against any party that would give rise to a claim for indemnification by such party against any party to this Agreement under the provisions of Sections 11.2 through 11.4, the party seeking indemnification shall promptly give written notice to the other party concerning such claim.

      11.6. Conflicts Between This Section 11 and Provisions of Consents to Assignment of Assumed Contracts. The parties agree that if any provision of any agreement pursuant to which a lessor consents to the assignment of any Assumed Contract by Seller to Buyer (hereinafter, "Lessor's Consent Agreement") conflicts with any provisions of this Agreement, including, but not limited to, any provision governing indemnifications between Buyer and Seller, that, as between the Buyer and Seller, the terms and conditions of this Agreement shall govern over any conflicting provisions in such Lessor's Consent Agreement.

SECTION 12. TERMINATION OF AGREEMENT

      This Agreement may be terminated by (i) mutual written consent of Buyer and Seller; or (ii) upon Buyer's election to terminate this Agreement by notice to Seller, or upon Seller's election to terminate this Agreement by notice to Buyer, if any one of the following conditions occurs: (a) the terminating party shall have discovered a material error, misstatement, or omission in the representations and warranties made in this Agreement by the other party which shall not have been cured by such other party within 14 days after written notice to such other party specifying in detail such asserted error, misstatement, or omission, or by the Closing Date,


CyPost/Internet Arena -- Asset Purchase Agreement -- Page 22 whichever first occurs; or (b) all of the conditions precedent of the terminating party's obligations under this Agreement have not occurred and have not been waived by the terminating party on or prior to the Closing Date. The party with a right to terminate this Agreement pursuant to Section 12(ii) above shall not be bound to exercise such right, and its failure to exercise such right shall not constitute a waiver of any other right it may have under this Agreement, including but not limited to remedies for breach of a representation, warranty, or covenant.

SECTION 13. RISK OF LOSS

      The risk of loss, damage, or destruction to any of the equipment, inventory, or other personal property to be conveyed to Buyer under this Agreement shall be borne by Seller to the time of Closing. In the event of such loss, damage, or destruction, Seller, to the extent reasonable, shall replace the lost property or repair or cause to repair the damaged property to its condition before the damage. If replacement, repairs, or restorations are not completed before Closing, then the Purchase Price shall be adjusted by an amount agreed upon by Buyer and Seller that will be required to complete the replacement, repair, or restoration following Closing. If Buyer and Seller are unable to agree and the damage or destruction is material (i.e., exceeds $5,000 to replace or repair), then Buyer, at its sole option and notwithstanding any other provision of this Agreement, upon notice to Seller, may rescind this Agreement and declare it to be of no further force and effect, in which event there shall be no closing of this Agreement and all the terms and provisions of this Agreement shall be deemed null and void. If, before Closing, the Premises are damaged such that is cannot reasonably be used by Buyer as contemplated in the Premises Lease, or if the Premises are destroyed, then Buyer may rescind this Agreement in the manner provided above unless arrangements for repair satisfactory to all parties involved are made prior to Closing.

SECTION 14. MISCELLANEOUS

      14.1. Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties and their heirs, personal representatives, successors and assigns.

      14.2. Assignment. Neither Seller nor Buyer shall assign its rights and obligations under this Agreement without the prior written consent of the other, except that Buyer may upon written notice to Seller assign this Agreement to a company affiliated with Buyer ("Buyer's Affiliate"). In the event of such assignment to Buyer's Affiliate, Buyer shall remain secondarily liable to Seller on the obligations contained in this Agreement.

      14.3. Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, or by overnight delivery service provided such service is in the practice of keeping verifiable records of the time and date of delivery, addressed to the parties at the addresses as set forth below:

            If to Buyer:         CyPost Corporation
                                 260 W. Esplanade


CyPost/Internet Arena -- Asset Purchase Agreement -- Page 23

                                 North Vancouver, B.C.  V7M 3G7
                                 CANADA

            with a copy to:      Frank X. Curci, Esq.
                                 Preston Gates & Ellis, LLP
                                 222 S.W. Columbia Street, Suite 1400
                                 Portland, Oregon  97201

            If to Seller:        Internet Arena, Inc.
                                 1016 S.W. Taylor Avenue
                                 Portland, Oregon 97205

            with a copy to:      Robert Rosenthal, Esq.
                                 1001 S.W. Fifth Avenue, Suite 1901
                                 Portland, Oregon  97204

            Any notice or other communication shall be deemed to be given at the expiration of the seventh (7th) day after the date of deposit in the United States or Canadian mail, or, in the case of overnight delivery service, immediately on receipt. The addresses to which notices or other communications shall be mailed may be changed from time to time by giving written notice to the other party as provided in this section.

      14.4. Attorney Fees. If any suit or action is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees incurred in preparation or in prosecution or defense of such suit or action as fixed by the trial court, and if any appeal is taken from the decision of the trial court, reasonable attorney fees as fixed by the appellate court.

      14.5. Amendments. This Agreement may be amended only by an instrument in writing executed by all the parties.

      14.6. Headings. The headings used in this Agreement are solely for convenience of reference, are not part of this Agreement, and are not to be considered in construing or interpreting this Agreement.

      14.7. Entire Agreement. This Agreement (including the exhibits) sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior understandings and agreements, whether written or oral, between the parties with respect to such subject matter.

      14.8. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.


CyPost/Internet Arena -- Asset Purchase Agreement -- Page 24

      14.9. Severability. If any provision of this Agreement shall be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

      14.10. Waiver. A provision of this Agreement may be waived only by a written instrument executed by the party waiving compliance. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Failure to enforce any provision of this Agreement shall not operate as a waiver of such provision or any other provision.

      14.11. Further Assurances. From time to time, each of the parties shall execute, acknowledge, and deliver any instruments or documents necessary to carry out the purposes of this Agreement.

      14.12. Time of Essence. Time is of the essence for each and every provision of this Agreement.

      14.13. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any person, other than the parties to this Agreement, any right or remedy of any nature whatsoever.

      14.14. Expenses. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated by this Agreement.

      14.15. Governing Law; Venue. This Agreement has been made entirely within the state of Oregon, and shall be governed by and construed in accordance with the laws of the state of Oregon. If any suit or action is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, venue shall be in the federal or state courts in Multnomah County, Oregon.

      14.16. Representation. Preston Gates & Ellis LLP represents only Buyer in this transaction, and Seller acknowledges it has been advised to have this Agreement reviewed by its own independent counsel.

      14.17. Robert Rosenthal, PC represents Seller only; Selling Shareholders acknowledge that they have been advised to have this Agreement reviewed by their own independent counsel.

               The remainder of this page intentionally left blank.


CyPost/Internet Arena -- Asset Purchase Agreement -- Page 25

        The parties have executed this Agreement as of the date set forth above.

BUYER                                       SELLER:

CYPOST CORPORATION                          INTERNET ARENA, INC.

By:                                         By:
    ------------------------------              -------------------------------
Its:                                        Its:
    ------------------------------              -------------------------------


                                            SELLING SHAREHOLDERS:

                                            -----------------------------------
                                            David Neff

                                            -----------------------------------
                                            Jerrold Lively

                                            -----------------------------------
                                            John B. Anderson

                                            -----------------------------------
                                            Clarence and Neva Neff Living Trust,
                                            by ____________________, Trustee


                                            -----------------------------------
                                            Steve Dentel

                                            -----------------------------------
                                            Mike Stupak

                                            -----------------------------------
                                            Heidi Stupak

                                            -----------------------------------
                                            Matt Campbell

                                            -----------------------------------
                                            CLARENCE NEFF:


                                            Clarence Neff, individually


CyPost/Internet Arena -- Asset Purchase Agreement -- Page 26